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                          INVESTMENT ADVISORY AGREEMENT
                           COLUMBIA FUNDS SERIES TRUST

     THIS AGREEMENT is made as of September 30, 2006 by and between COLUMBIA FUNDS SERIES TRUST, a Delaware statutory trust ("Funds Trust"), and COLUMBIA MANAGEMENT ADVISORS, LLC, a Delaware limited liability company (the "Adviser"), on behalf of those portfolios of Funds Trust now or hereafter identified on
Schedule I hereto (each a "Fund" and collectively, the "Funds").

     WHEREAS, Funds Trust is registered with the Securities and Exchange Commission (the "Commission") as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act");

     WHEREAS, the Adviser is registered with the Commission under the Investment Advisers Act of 1940, as amended (the "Advisers Act") as an investment adviser;

     WHEREAS, Funds Trust and the Adviser desire to enter into an agreement to provide for investment advisory services to Funds Trust upon the terms and conditions hereinafter set forth; and

     WHEREAS, Funds Trust and the Adviser contemplate that certain duties of the Adviser under this Agreement will be delegated to one or more investment sub-adviser(s) (the "Sub-Adviser(s)") pursuant to separate sub-advisory agreement(s) (the "Sub-Advisory Agreement(s)");

     NOW, THEREFORE, in consideration of the mutual covenants herein contained, it is agreed between the parties hereto as follows:

     1. APPOINTMENT. Funds Trust hereby appoints the Adviser to act as investment adviser to each Fund for the period and on the terms set forth in this Agreement. The Adviser accepts such appointment and agrees to furnish the services herein set forth for the compensation herein provided. In the event that Funds Trust establishes one or more portfolios other than the Funds with respect to which it desires to retain the Adviser to act as investment adviser hereunder, it shall notify the Adviser in writing. If the Adviser is willing to render such services under this Agreement it shall notify Funds Trust in writing whereupon such portfolio shall become a Fund hereunder and shall be subject to the provisions of this Agreement except to the extent that said provisions (including those relating to the compensation payable by the Fund to the Adviser) are modified with respect to such Fund in writing by Funds Trust and the Adviser at the time.

     2. DELEGATION OF RESPONSIBILITIES. Subject to the approval of Funds Trust's Board of Trustees and, if required, the interestholders of the Funds, the Adviser may, pursuant to the Sub-Advisory Agreement(s), delegate to the Sub-Adviser(s) those of its duties hereunder identified in the Sub-Advisory Agreement(s), provided that the Adviser shall continue to supervise and monitor the performance of the duties delegated to the Sub-Adviser(s) and any such delegation


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shall not relieve the Adviser of its duties and obligations under this
Agreement. The Adviser shall be solely responsible for compensating the Sub-Adviser(s) for services rendered under the Sub-Advisory Agreement(s).

     3. DELIVERY OF DOCUMENTS. Funds Trust has furnished the Adviser with copies, properly certified or authenticated, of each of the following:

          (a) Funds Trust's Certificate of Trust, as filed with the Secretary of State of Delaware on January 14, 1999, and Declaration of Trust and all amendments thereto (such Declaration of Trust, as presently in effect and as it shall from time to time be amended, is herein called the "Declaration of Trust");

          (b) Funds Trust's By-Laws and amendments thereto (such By-Laws, as presently in effect and as it shall from time to time be amended, is herein called the "By-Laws");

          (c) votes of Funds Trust's Board of Trustees authorizing the appointment of the Adviser and approving this Agreement;

          (d) Funds Trust's Registration Statement, as amended, on Form N-1A under the 1940 Act (File No. 811-09347); and

          (e) the most recent prospectus of Funds Trust relating to each Fund (such prospectus together with the related statement of additional information, as presently in effect and all amendments and supplements thereto, are herein called the "Prospectus").

     Funds Trust will furnish the Adviser from time to time with copies of all amendments of or supplements to the foregoing, if any.

     4. MANAGEMENT. Subject to the supervision of Funds Trust's Board of Trustees, the Adviser will provide a continuous investment program for each Fund, including investment research and management with respect to all securities, investments, cash and cash equivalents in each Fund. The Adviser will determine from time to time what securities and other investments will be purchased, retained or sold by the Funds and will place the daily orders for the purchase or sale of securities. The Adviser will provide the services rendered by it under this Agreement in accordance with each Fund's investment objective, policies and restrictions as stated in the Prospectus and votes of Funds Trust's Board of Trustees. The Adviser further agrees that it will:

          (a) update each Fund's cash availability throughout the day as required;

          (b) maintain historical tax lots for each portfolio security held by each Fund;

          (c) transmit trades to Funds Trust's custodian for proper settlement;

          (d) maintain all books and records with respect to each Fund's securities and transactions;


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          (e) supply Funds Trust and its Board of Trustees with reports and statistical data as requested; and

          (f) prepare a quarterly broker security transaction summary and monthly security transaction listing for each Fund.

     5. OTHER COVENANTS. The Adviser agrees that it:

          (a) will comply with all applicable Rules and Regulations of the Commission and will in addition conduct its activities under this Agreement in accordance with other applicable law, including but not limited to the 1940 Act and the Advisers Act;

          (b) will use the same skill and care in providing such services as it uses in providing services to fiduciary accounts for which it has investment responsibilities;

          (c) will not make loans to any person to purchase or carry Fund shares;

          (d) will place orders pursuant to its investment determinations for the Funds either directly with the issuer or with any broker or dealer. Subject to the other provisions of this paragraph, in executing portfolio transactions and selecting brokers or dealers, the Adviser will use its best efforts to seek on behalf of each Fund the best overall terms available. In assessing the best overall terms available for any transaction, the Adviser shall consider all factors that it deems relevant, including the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis. In evaluating the best overall terms available, and in selecting the broker/dealer to execute a particular transaction, the Adviser may also consider the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended) provided to the Fund(s) and/or other accounts over which the Adviser or an affiliate of the Adviser exercises investment discretion. The Adviser is authorized, subject to the prior approval of Funds Trust's Board of Trustees, to pay to a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for any Fund which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if, but only if, the Adviser determines in good faith that such commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of that particular transaction or in terms of the overall responsibilities of the Adviser to the particular Fund and to Funds Trust. In addition, the Adviser is authorized to take into account the sale of shares of Funds Trust in allocating purchase and sale orders for portfolio securities to brokers or dealers (including brokers and dealers that are affiliated with the Adviser or Funds Trust's principal underwriter), provided that the Adviser believes that the quality of the transaction and the commission are comparable to what they would be with other qualified firms. In no instance, however, will portfolio securities be purchased from or sold to the Adviser or Funds Trust's principal underwriter for the Funds or an affiliated person of either acting as principal or broker, except as permitted by the Commission or applicable law;


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          (e) will maintain a policy and practice of conducting its investment advisory services hereunder independently of the commercial banking operations of its affiliates. In making investment recommendations for a Fund, its investment advisory personnel will not inquire or take into consideration whether the issuer (or related supporting institution) of securities proposed for purchase or sale for the Fund's account are customers of the commercial departments of its affiliates. In dealing with commercial customers, such commercial departments will not inquire or take into consideration whether securities of those customers are held by the Fund; and

          (f) will treat confidentially, and as proprietary information of Funds Trust, all records and other information relative to Funds Trust and prior, present or potential interestholders, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder (except after prior notification to and approval in writing by Funds Trust, which approval shall not be unreasonably withheld and may not be withheld and will be deemed granted where the Adviser may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by Funds Trust).

     6. SERVICES NOT EXCLUSIVE. The services furnished by the Adviser hereunder are deemed not to be exclusive, and the Adviser shall be free to furnish similar services to others so long as its services under this Agreement are not impaired thereby. To the extent that the purchase or sale of securities or other investments of the same issuer may be deemed by the Adviser to be suitable for two or more accounts managed by the Adviser, the available securities or investments may be allocated in a manner believed by the Adviser to be equitable to each account. It is recognized that in some cases this procedure may adversely affect the price paid or received by a Fund or the size of the position obtainable for or disposed of by a Fund.

     7. BOOKS AND RECORDS. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Adviser hereby agrees that all records which it maintains for each Fund are the property of Funds Trust and further agrees to surrender promptly to Funds Trust any of such records upon Funds Trust's request. The Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act.

     8. EXPENSES. During the term of this Agreement, the Adviser will pay all expenses incurred by it in connection with its activities under this Agreement other than the cost of securities, commodities and other investments (including brokerage commissions and other transaction charges, if any) purchased or sold for the Funds. In addition, if the aggregate expenses borne by any Fund in any fiscal year exceed the applicable expense limitations imposed by the securities regulations of any state in which its shares are registered or qualified for sale to the public, the Adviser together with the Fund's administrator(s) shall reimburse such Fund for such excess in proportion to the fees otherwise payable to them for such year. The obligation of the Adviser to reimburse Funds Trust hereunder is limited in any fiscal year to the amount of its fee hereunder for such fiscal year, provided, however, that notwithstanding the foregoing, the Adviser shall reimburse Funds Trust for the full amount of its share of any such excess expenses regardless of the fees paid to it during such fiscal year to the extent that the


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securities regulations of any state having jurisdiction over Funds Trust so require. Such expense reimbursement, if any, will be estimated, reconciled and paid on a monthly basis.

     9. COMPENSATION. For the services provided to each Fund and the expenses assumed pursuant to this Agreement, Funds Trust will pay the Adviser and the Adviser will accept as full compensation therefor a fee for that Fund determined in accordance with Schedule I attached hereto. The fee attributable to each Fund shall be a separate charge to such Fund and shall be the several (and not joint or joint and several) obligation of each such Fund. Funds Trust and the Adviser may, from time to time, agree to reduce, limit or waive the amounts payable hereunder with respect to one or more Funds for such period or periods they deem advisable.

     10. LIMITATION OF LIABILITY. The Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by Funds Trust in connection with the performance of this Agreement, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services or a loss resulting from willful misfeasance, bad faith or gross negligence on the part of the Adviser or any of its officers, directors, employees or agents, in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

     11. TERM AND APPROVAL. This Agreement succeeds to the predecessor Agreement between the Adviser and Columbia Funds Master Investment Trust ("CFMIT") identified in Schedule I from which it is adopted, with the original effective dates presented in Schedule I (the "CFMIT Agreement"). The CFMIT Agreement has continued in effect for successive annual periods after the original effective dates, with the continuation of the CFMIT Agreement having been approved at least annually after the second anniversary of the original effective dates. This Agreement will continue in effect for each Fund after each anniversary of the original effective date of the CFMIT Agreement with respect to such Fund, for successive annual periods ending on each subsequent anniversary, provided that the continuation of the Agreement is specifically approved for the Fund at least annually:

          (a)(i) by Funds Trust's Board of Trustees or (ii) by the vote of "a majority of the outstanding voting securities" of the Fund (as defined in Section 2(a)(42) of the 1940 Act); and

          (b) by the affirmative vote of a majority of the Trustees of Funds Trust who are not parties to this Agreement or "interested persons" (as defined in the 1940 Act) of a party to this Agreement (other than as Trustees of Funds Trust), by votes cast in person at a meeting specifically called for such purpose.

     12. TERMINATION. This Agreement may be terminated at any time with respect to:

          (a) a Fund, without the payment of any penalty, by vote of Funds Trust's Board of Trustees or by vote of a majority of a Fund's outstanding voting securities, or by the Adviser, upon written notice to the other parties to this Agreement; or


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          (b) by the Adviser on sixty (60) days' written notice to the other parties to this Agreement.

          Any party entitled to notice may waive the notice provided for herein. This Agreement shall automatically terminate in the event of its assignment, the term "assignment" for purposes of this paragraph having the meaning defined in
Section 2(a)(4) of the 1940 Act.

     13. AMENDMENT OF THIS AGREEMENT. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. No amendment of this Agreement affecting a Fund shall be effective until approved by vote of a majority of the outstanding voting securities of such Fund. However, this shall not prevent the Adviser from reducing, limiting or waiving its fee.

     14. RELEASE. The names "Columbia Funds Series Trust" and "Trustees of Columbia Funds Series Trust" refer respectively to Funds Trust and Funds Trust Trustees, as trustees but not individually or personally, acting from time to time under a Declaration of Trust and the Certificate of Trust dated January 14, 1999, as amended on September 26, 2005, which is hereby referred to and copies of which are on file at the principal office of Funds Trust. The obligations of "Columbia Funds Series Trust" entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of Funds Trust Trustees, interestholders, or representatives of Funds Trust personally, but bind only Funds Trust Property (as defined in the Declaration of Trust) and all persons dealing with any class of shares of Funds Trust must look solely to Funds Trust Property belonging to such class for the enforcement of any claims against Funds Trust.

     15. MISCELLANEOUS. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and shall be governed by Delaware law.

     16. COUNTERPARTS. This Agreement may be executed in any manner of counterparts, each of which shall be deemed an original.


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IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

                                        COLUMBIA FUNDS SERIES TRUST
                                        on behalf of the Fund


                                        By: /s/ Christopher L. Wilson
                                            ------------------------------------
                                            Christopher L. Wilson
                                            President


                                        COLUMBIA MANAGEMENT ADVISORS, LLC


                                        By: /s/ Dean C. Athanasia
                                            ------------------------------------
                                            Dean C. Athanasia
                                            Managing Director


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

                                   SCHEDULE I

     Funds Trust shall pay the Adviser as full compensation for services provided and expenses assumed hereunder an advisory fee for each Fund, computed daily and payable monthly at the annual rates listed below as a percentage of the average daily net assets of the Fund:

Fund                              RATE OF COMPENSATION              EFFECTIVE DATE
----                        --------------------------------   -----------------------
Columbia Multi-Advisor      -    0.70% up to $500 million              10/01/06
International Equity Fund
                            -    0.65% in excess of $500         (Adopted from CFMIT
                                 million and up to $1            Agreement, effective
                                 billion                       8/19/1999, rate amended
                                                                      12/01/04)
                            -    0.60% in excess of $1
                                 billion and up to $1.5
                                 billion

                            -    0.55% in excess of $1.5
                                 billion and up to $3
                                 billion

                            -    0.53% in excess of $3
                                 billion and up to $6
                                 billion

                            -    0.51% in excess of $6
                                 billion

Current as of the 30th day of September, 2006.

                                        COLUMBIA FUNDS SERIES TRUST
                                        on behalf of the Fund


                                        By: /s/ Christopher L. Wilson
                                            ------------------------------------
                                            Christopher L. Wilson
                                            President


                                        COLUMBIA MANAGEMENT ADVISORS, LLC


                                        By: /s/ Dean C. Athanasia
                                            ------------------------------------
                                            Dean C. Athanasia
                                            Managing Director


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